Exhibit 99.1

Akebia Therapeutics Appoints Scott A. Canute to its Board of Directors

CAMBRIDGE, Mass. – August 2, 2016 – Akebia Therapeutics, Inc. (NASDAQ:AKBA), a biopharmaceutical company focused on delivering innovative therapies to patients with kidney disease through the biology of hypoxia-inducible factor (HIF), today announced that Scott A. Canute, former President of Global Manufacturing and Corporate Operations of Genzyme Corporation, has been appointed to Akebia’s Board of Directors.

“Scott brings more than three decades of experience managing global manufacturing and operations to Akebia,” said Muneer A. Satter, Chairman of Akebia’s Board of Directors. “His global operational expertise and broad management experience will play an important role in helping to advance the vadadustat Phase 3 program, while helping build out the company’s portfolio of potential HIF therapies.”

Mr. Canute has more than 30 years of experience in the biopharmaceutical industry, currently serving on the Boards of Directors of Oncobiologics, Flexion Therapeutics and Proteon Therapeutics. Mr. Canute served as President of Global Manufacturing and Corporate Operations of Genzyme Corporation from 2010 until 2011. Prior to joining Genzyme, Mr. Canute spent 25 years at Eli Lilly and Company and served as President, Global Manufacturing Operations from 2004 until 2007, where he directed all manufacturing and supply chain activities for Eli Lilly’s global operations. Mr. Canute received a B.S. in chemical engineering from the University of Michigan and an M.B.A. from Harvard Business School.

“Vadadustat has the potential to change the way we treat anemia related to chronic kidney disease for both non-dialysis and dialysis patients,” said Mr. Canute. “I have spent much of my career overseeing operations on a global scale, and I look forward to supporting the ongoing Phase 3 program for vadadustat, as well as potential future clinical programs.”

About Akebia Therapeutics

Akebia Therapeutics, Inc. is a biopharmaceutical company headquartered in Cambridge, Massachusetts, focused on delivering innovative therapies to patients with kidney disease through hypoxia-inducible factor (HIF) biology. Akebia’s lead product candidate, vadadustat, is an oral therapy in development for the treatment of anemia related to chronic kidney disease in both non-dialysis and dialysis patients. Akebia commenced enrollment in the PRO2TECT Phase 3 program in non-dialysis dependent patients and plans to commence the INNO2VATE Phase 3 program in dialysis dependent patients in 2016. For more information, please visit our website at www.akebia.com.

Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements include those about Akebia’s strategy, future plans and prospects, including statements regarding the potential indications and benefits of vadadustat, expansion of Akebia’s HIF product pipeline, and future clinical development. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,”

“intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; the ability of Akebia to successfully complete the clinical development of vadadustat; the funding required to develop Akebia’s product candidates and operate the company, and the actual expenses associated therewith; the cost of the Phase 1 study of AKB-6899 and the Phase 3 studies of vadadustat and the availability of financing to cover such costs; Akebia’s ability to in-license, acquire and develop additional product candidates; the timing and content of decisions made by the FDA and other regulatory authorities; the rate of enrollment in clinical studies of vadadustat and AKB-6899; the actual time it takes to prepare for and initiate clinical studies; the success of competitors in developing product candidates for diseases for which Akebia is currently developing its product candidates; and Akebia’s ability to obtain, maintain and enforce patent and other intellectual property protection for vadadustat. Other risks and uncertainties include those identified under the heading “Risk Factors” in Akebia’s Annual Report on Form 10-Q for the quarter ended March 31, 2016, and other filings that Akebia may make with the Securities and Exchange Commission in the future. Akebia does not undertake, and specifically disclaims, any obligation to update any forward-looking statements contained in this press release.

Akebia Contact:

AJ Gosselin

Manager, Corporate Communications

617-844-6130

agosselin@akebia.com

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